Exhibit 99.1

New York Community Bancorp, Inc. Reports 4Q 2010 Diluted GAAP EPS of $0.34 and Diluted Cash EPS of 0.37(1),and a 23.1% Year-over-Year Increase in 4Q 2010 Diluted Operating EPS to $0.32 (2)

Loan Originations Total $15.2 Billion in 2010, Including 4th Quarter Originations of $5.5 Billion

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

4Q 2010 Performance Highlights

  Operating Earnings Growth: Operating earnings rose 43.4% year-over-year to $140.1 million, providing a 1.50% return on average tangible assets and a 19.28% return on average tangible stockholders’ equity. (2)(3)
  Net Interest Income Growth: Net interest income rose 19.9% year-over-year and 6.6% linked quarter, to $305.0 million in 4Q 2010.
  Net Interest Margin Expansion: The margin rose 28 basis points year-over-year and 25 basis points linked-quarter, to 3.61% in 4Q 2010.
  Strong Loan Production: Loans produced for investment rose 82.0% year-over-year to $1.6 billion, including a 100% increase in multi-family loans to $989.6 million.
  Improved Asset Quality Measures: Net charge-offs declined $2.8 million, or 16.7%, linked-quarter, to $13.9 million and represented 0.05% of average loans in 4Q 2010. Non-performing assets declined $27.0 million linked-quarter, and represented 1.58% of total assets at December 31st.
  Increased Capital Strength: Excluding accumulated other comprehensive loss, net of tax (“AOCL”), the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose 65 basis points year-over-year and 23 basis points linked-quarter, to 7.90% at December 31st. (3)
  Increased Efficiency: The operating efficiency ratio improved to 34.81% from 35.60% in the year-earlier quarter and from 36.12% in 3Q 2010. (4)

Note: Please see the last page of this release for footnotes to the text.

WESTBURY, N.Y.--(BUSINESS WIRE)--January 26, 2011--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported GAAP earnings of $149.8 million, or $0.34 per diluted share, for the three months ended December 31, 2010, and $541.0 million, or $1.24 per diluted share, for the twelve months ended at that date.

The Company also reported that its fourth quarter 2010 operating earnings rose $42.4 million, or 43.4%, year-over-year, to $140.1 million, equivalent to a $0.06, or 23.1%, increase in diluted operating earnings per share to $0.32. The Company’s twelve-month operating earnings rose $165.7 million, or 45.4%, year-over-year, to $530.4 million, equivalent to an $0.18, or 17.5%, increase in diluted operating earnings per share to $1.21. (2)

In addition, the Company’s cash earnings equaled $162.3 million, or $0.37 per diluted share, in the current fourth quarter, and $590.7 million, or $1.36 per diluted share, in the twelve months ended December 31, 2010. The Company’s fourth quarter 2010 cash earnings thus contributed $12.4 million, or 8.3%, more to tangible capital than its fourth quarter 2010 GAAP earnings, and its full-year cash earnings added $49.7 million, or 9.2%, more to tangible capital than its full-year GAAP earnings alone. (1)(3)

Commenting on the Company's full-year results, President and Chief Executive Officer Joseph R. Ficalora stated, “There are many reasons we are pleased with our 2010 performance, which demonstrated the benefits of our business strategies. Reflecting the full-year effect of our AmTrust acquisition, organic loan growth, and the quality of our assets, we realized a 45.5% increase in operating earnings to $530.4 million and a 17.5% increase in diluted operating earnings per share to $1.21.(2)

"Fueled by significant interest-earning asset growth, lower funding costs, and a rise in prepayment penalty income, net interest income rose better than 30% to $1.2 billion, while our net interest margin rose 33 basis points year-over-year to 3.45%. Revenue growth was also fueled by our mortgage banking platform in Cleveland, which generated non-interest income of $183.9 million in its first year of operation as a service of NYCB. Notwithstanding a largely expansion-driven increase in operating expenses, our operating efficiency ratio improved year-over-year to 35.88% from 36.16%. (4)

"Our fourth quarter performance is another good example of what we've achieved by pursuing our core business model. Operating earnings rose 43.4% year-over-year to $140.1 million, equivalent to a $0.06, or 23.1%, increase in diluted operating earnings per share to $0.32. Once again, our earnings growth was primarily driven by net interest income, which rose 6.6% linked-quarter and 19.9% year-over-year. The linked-quarter rise reflects, in part, an increase in prepayment penalty income, which added $15.2 million to interest income and 18 basis points to our margin. At 3.61%, our fourth quarter margin was 25 basis points higher than the margin we reported for the third quarter of 2010. (2)

"The strength of our 2010 performance continues with the volume of loans produced for investment--in other words, the volume of loans we originated for our own portfolio. In 2010, the volume of such loans was $4.3 billion--a 27.6% increase from the volume produced in 2009. Fourth quarter originations accounted for $1.6 billion of the loans produced in 2010 for investment, and were up 82.0% from the year-earlier amount. Multi-family loans represented $989.6 million, or 62.3%, of the fourth quarter's volume, and represented $2.5 billion, or 58.6%, of the volume we produced over the course of the year.

"While the growth of our loan portfolio was constrained by repayments and refinancings, the quality of our loan portfolio was essentially maintained. At the end of the year, non-performing assets represented 1.58% of total assets, a 19-basis point improvement from the high of 1.77% at March 31st. Net charge-offs totaled $59.5 million in 2010, including $13.9 million in the fourth quarter, and represented 0.21% of average loans for the full year.

"Largely reflecting the meaningful growth of our earnings, our tangible capital rose nearly 7% over the course of 2010. In a year when our industry’s capital strength was a subject of much public discussion, our ratio of adjusted tangible stockholders' equity to adjusted tangible assets rose 65 basis points to 7.90% at December 31st.”(3)

Board of Directors Declares $0.25 per Share Dividend, Payable on February 16th

“In recognition of our solid results and our increasingly strong capital position, the Board of Directors last night declared--for the 28th consecutive quarter--a quarterly cash dividend of $0.25 per share. The dividend is payable on February 16, 2011 to shareholders of record at the close of business on February 7th,” Mr. Ficalora said.

Balance Sheet Summary at December 31, 2010

The Company reduced its balance sheet to $41.2 billion at the end of December from $42.2 billion at December 31, 2009. Although loans, net, rose $776.4 million year-over-year to $29.0 billion, the increase was exceeded by a $953.4 million reduction in the balance of securities to $4.8 billion, and by the deployment of cash towards the repayment of wholesale borrowings.

Liabilities declined $1.1 billion year-over-year, to $35.7 billion, as the balance of borrowed funds fell $628.6 million to $13.5 billion, and deposits totaled $21.8 billion, representing a $507.4 million decline. Stockholders' equity increased $159.3 million year-over-year to $5.5 billion.

Loans

At December 31, 2010, loans, net, represented $29.0 billion, or 70.5%, of total assets, a $776.4 million increase from the year-earlier balance and a $249.7 million decrease from the balance at September 30, 2010. Covered loans, net (i.e., loans acquired in the AmTrust Bank (“AmTrust”) and Desert Hills Bank (“Desert Hills”) transactions that are covered by FDIC loss sharing agreements), accounted for $4.3 billion, or 14.8%, of the December 31, 2010 total, reflecting a year-over-year reduction of $730.1 million and a three-month reduction of $187.8 million.

The remainder of the loan portfolio at December 31, 2010 consisted of non-covered loans held for investment and non-covered loans held for sale. Non-covered loans held for investment, net, totaled $23.5 billion at the end of December, representing a twelve-month increase of $299.4 million and a three-month increase of $99.9 million.

The portfolio of non-covered loans held for sale primarily consisted of agency-conforming one-to-four family loans that were originated for sale to government-sponsored enterprises (“GSEs”) by the mortgage banking operation acquired in the AmTrust transaction on December 4, 2009. Non-covered loans held for sale totaled $1.2 billion at the end of December, down $161.8 million from the September 30, 2010 amount.

Loan Production

Loan production rose substantially in 2010, reflecting a $937.1 million, or 27.6%, increase in loans originated for investment, and a $10.0 billion increase in one-to-four family loans originated for sale to GSEs. Specifically, loan originations totaled $15.2 billion in the current twelve-month period, in contrast to $4.3 billion in the twelve months ended December 31, 2009. Included in the respective amounts were fourth quarter originations of $5.5 billion and $1.7 billion.

Of the loans originated in 2010, $4.3 billion were originated for investment, including $1.6 billion that were originated in the fourth quarter of the year. In 2009, loans originated for investment totaled $3.4 billion, including fourth quarter originations of $873.1 million.

Multi-family loans represented $2.5 billion, or 58.6%, of loans produced in 2010 for investment, signifying a $609.9 million, or 31.6%, increase from the volume produced in 2009. In the fourth quarter of 2010, the volume of multi-family loans produced was double the year-earlier fourth quarter’s volume, and 72.9% higher than the volume produced in the trailing three months. Specifically, multi-family loans represented $989.6 million, or 62.3%, of loans produced for investment in the current fourth quarter, as compared to $494.8 million and $572.3 million, respectively, in the fourth quarter of 2009 and the third quarter of 2010. The increase in multi-family loan production reflects a pick-up in refinancing activity, and property transactions that resulted in the origination of new loans.

Commercial real estate (“CRE”) loan originations represented $947.0 million, or 21.9%, of loans produced for investment in 2010, and exceeded the year-earlier volume by $273.2 million, or 40.5%. CRE loans also represented $347.9 million, or 21.9%, of loans produced for investment in the current fourth quarter, representing a $185.0 million increase from the year-earlier amount.

The remainder of loans produced for investment in 2010 consisted of commercial and industrial ("C&I") loans of $703.7 million, and acquisition, development, and construction ("ADC") loans of $127.2 million. Fourth quarter originations accounted for $194.4 million and $54.8 million of the respective amounts.

Reflecting the full-year operation of the Company's mortgage banking platform, one-to-four family loans originated for sale to GSEs totaled $10.8 billion in 2010. Fourth quarter originations accounted for $3.8 billion of the 2010 total, and exceeded the trailing-quarter volume by $352.3 million. Rising mortgage interest rates and continuing weakness in the national housing market contributed to a decline in refinance application activity in the current fourth quarter and, as a result, rate-lock volume declined to $2.6 billion from $6.0 billion in the third quarter of 2010. Rate-lock volume is a leading indicator of near-term future loan funding levels.

Non-Covered Loans Held for Investment

At December 31, 2010, multi-family loans represented $16.8 billion, or 70.9%, of total non-covered loans held for investment, representing a $66.2 million increase from the year-earlier balance and a modest $1.8 million decrease from the September 30, 2010 amount. Although the production of multi-family loans increased substantially over the year and the quarter, the benefit was largely offset by an increase in satisfactions.

CRE loans represented $5.4 billion, or 22.9%, of non-covered loans held for investment at the end of December, and were up $450.9 million from the year-earlier balance and $154.7 million from the September 30th amount.

At December 31, 2010, the average multi-family loan had a principal balance of $4.0 million and the average CRE loan had a principal balance of $3.1 million. The portfolios of multi-family and CRE loans had average loan-to-value ratios at origination of 59.76% and 53.76%, respectively, and expected weighted average lives of 4.1 years and 4.0 years, respectively, at quarter-end.

ADC loans represented $569.2 million, or 2.4%, of non-covered loans held for investment at the end of this December, and were down $96.7 million and $38.1 million, respectively, from the balances at December 31, 2009 and September 30, 2010. Other loans, consisting primarily of C&I loans, totaled $727.8 million at the end of this December, reflecting twelve- and three-month reductions of $43.7 million and $1.9 million, respectively.

Pipeline

At the present time, our loan pipeline approximates $2.2 billion, including loans originated for investment of approximately $1.1 billion and loans originated for sale of approximately $1.1 billion. Multi-family loans represent approximately 78% of the current pipeline of held-for-investment loans.

Asset Quality

At December 31, 2010, the quality of the Company's assets was demonstrated by linked-quarter reductions in the balance of non-performing assets, the amount of net charge-offs, and the ratio of net charge-offs to average loans.

Non-performing assets totaled $652.5 million at the end of December, representing a $27.0 million reduction from the balance recorded at September 30, 2010 and a $98.3 million reduction from the high at March 31, 2010. The December 31st amount represented 1.58% of total assets, an improvement of five basis points from the trailing-quarter measure and a 19-basis point improvement from the March 31st high of 1.77%.

Non-performing loans represented $624.4 million of total non-performing assets, and were down $35.5 million from the September 30th amount. Multi-family loans and CRE loans accounted for $327.9 million and $162.4 million, respectively, of the December 31st balance, as compared to $357.3 million and $162.4 million, respectively, at the trailing quarter-end. ADC loans, other loans, and one-to-four family loans accounted for $91.9 million, $24.5 million, and $17.8 million, respectively, of non-performing loans at the end of December, and were down from $95.3 million, $26.7 million, and $18.2 million, respectively, at September 30, 2010. The decline in non-performing loans was partly offset by an $8.5 million increase in other real estate owned ("OREO") to $28.1 million.

It should be noted that the non-performing loans and OREO covered by the Company’s FDIC loss sharing agreements are excluded from non-performing loans and non-performing assets.

Although loans 30 to 89 days past due rose $66.9 million on a linked-quarter basis to $151.0 million, the December 31, 2010 balance was $122.0 million, or 44.7%, lower than the year-earlier balance and $66.9 million, or 30.7%, lower than the balance at March 31, 2010. The December 31, 2010 amount consisted of multi-family loans of $121.2 million; CRE loans of $8.2 million; ADC loans of $5.2 million; one-to-four family loans of $5.7 million; and other loans of $10.7 million.

The net effect of the linked-quarter increase in loans 30 to 89 days past due and the linked-quarter reduction in non-performing assets was a $39.9 million increase in total delinquencies to $803.5 million at December 31, 2010. The latter amount was $62.7 million lower than the year-end 2009 balance and $165.2 million lower than the high at March 31, 2010.

Net charge-offs totaled $13.9 million in the current fourth quarter, a $2.8 million, or 16.7%, reduction from the trailing-quarter amount. Largely reflecting the linked-quarter decline, the ratio of net charge-offs to average loans improved to 0.05% in the current fourth quarter from 0.06% in the third quarter of 2010. Multi-family loans and CRE loans accounted for $5.7 million and $2.7 million, respectively, of net charge-offs in the current fourth quarter, while ADC loans, one-to-four family loans, and other loans represented $97,000, $664,000, and $4.8 million, respectively.

Reflecting management’s assessment of the allowance for losses on non-covered loans, the Company recorded a $17.0 million loan loss provision in the current fourth quarter, as compared to $32.0 million and $30.0 million, respectively, in the three months ended September 30, 2010 and December 31, 2009. For the twelve months ended December 31, 2010, the provision for losses on non-covered loans totaled $91.0 million, representing a 44.4% increase from $63.0 million in the prior year.

The twelve-month provision for losses on non-covered loans exceeded the year’s net charge-offs by $31.5 million; as a result, the allowance for losses on non-covered loans rose to $158.9 million at December 31, 2010 from $127.5 million at December 31, 2009.

In the fourth quarter of 2010, the Company established an allowance for losses on covered loans by recording a provision for such losses in the amount of $11.9 million, as a result of a decrease in the estimated present value of cash flows from covered loans at December 31st. The provision was partially offset by an increase in the FDIC indemnification asset to reflect the associated increase in expected reimbursements from the FDIC.

Securities

At December 31, 2010, securities represented $4.8 billion, or 11.6%, of total assets, down $953.4 million, or 16.6%, from the year-earlier balance and up $62.9 million from the balance at September 30, 2010. The twelve-month decline in securities was attributable to a combination of factors, including maturities, accelerated repayments, and GSE securities being called. The three-month increase reflects the Company's continued investment in agency debentures.

Funding Sources

Deposits declined $507.4 million and $418.3 million, respectively, over the year and the quarter, to $21.8 billion at December 31, 2010. Although core deposits (comprised of NOW and money market accounts, savings accounts, and non-interest-bearing accounts) rose $711.4 million year-over-year, to $14.0 billion, this increase was exceeded by a $1.2 billion, or 13.5%, decline in certificates of deposit ("CDs") to $7.8 billion at year-end. On a linked-quarter basis, core deposits and CDs declined by $44.2 million and $374.1 million, respectively. Core deposits thus represented 64.1% of total deposits at the end of December, with CDs representing the remaining 35.9%. The decline in CDs is attributable to two primary factors: the general reluctance of customers to extend their CDs at current low rates of interest, and the reluctance of management to compete for deposits by paying higher rates.

Similarly, the balance of borrowed funds declined $628.6 million and $59.1 million, respectively, to $13.5 billion, from the balances recorded at December 31, 2009 and September 30, 2010. Although wholesale borrowings accounted for the bulk of these reductions, junior subordinated debentures and other borrowings also declined over these periods. The balance of wholesale borrowings fell $580.1 million year-over-year and $54.0 million linked-quarter to $12.5 billion at December 31, 2010.

Reflecting the respective year-over-year reductions, deposits represented 52.9% of total assets at the end of this December and borrowed funds represented 32.9%.

Stockholders’ Equity

At December 31, 2010, stockholders’ equity totaled $5.5 billion, representing a twelve-month increase of $159.3 million and a three-month increase of $30.9 million. The December 31, 2010 amount was equivalent to 13.42% of total assets, a 69-basis point increase from the year-earlier measure and a 24-basis point increase from the measure at September 30, 2010. Book value per share rose $0.07 on a linked-quarter basis and $0.29 year-over-year, to $12.69.

Prior to December 31, 2010, the Company calculated book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. As all of the shares in the ESOP account have been allocated, the calculation of book value per share at December 31, 2010 was based on the number of shares outstanding at that date, 435,646,845. At September 30, 2010 and December 31, 2009, book value per share was calculated on the basis of 435,511,306 shares and 432,898,084 shares, respectively.

Tangible stockholders' equity totaled $3.0 billion at the end of this December, representing a $187.6 million increase from the December 31, 2009 balance and a $38.8 million increase from the balance at September 30, 2010. The December 31, 2010 amount was equivalent to 7.79% of tangible assets, representing a twelve-month increase of 66 basis points and a three-month increase of 20 basis points. (3)

Excluding AOCL from the calculation, the ratio of adjusted tangible equity to adjusted tangible assets rose 65 basis points year-over-year and 23 basis points linked-quarter, to 7.90%. In addition, tangible book value per share rose $0.38 and $0.08, respectively, year-over-year and linked-quarter, to $6.91 at December 31, 2010. The increase in tangible stockholders' equity and the related measures was primarily due to the increase in earnings during the respective periods. (3)

The Company’s subsidiary banks also reported solid levels of capital at the end of December and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At December 31, 2010, New York Community Bank had a leverage capital ratio of 8.80%, exceeding the minimum required for “well capitalized” classification by 380 basis points. At the same date, New York Commercial Bank had a leverage capital ratio of 12.45%, exceeding the minimum required for such classification by 745 basis points.

Earnings Summary for the Three Months Ended December 31, 2010

In the fourth quarter of 2010, the Company generated GAAP earnings of $149.8 million, or $0.34 per diluted share. Included in the respective amounts were a $13.5 million, or $0.03 per diluted share, after-tax gain on the sale of securities, which exceeded the impact of after-tax acquisition-related costs of $3.8 million, or $0.01 per diluted share. Excluding these items, the Company generated operating earnings of $140.1 million, or $0.32 per diluted share, in the three months ended December 31, 2010. (2)

In the fourth quarter of 2009, the Company generated GAAP earnings of $154.9 million, equivalent to $0.41 per diluted share. Included in the respective amounts was an $84.2 million, or $0.24 per diluted share, after-tax gain on the AmTrust acquisition; a $3.1 million, or $0.01 per diluted share, after-tax gain on the repurchase of certain trust-preferred securities (the “gain on debt repurchase”); and a $1.9 million after-tax gain on the termination of an AmTrust-related servicing hedge. These contributions to the Company's fourth quarter 2009 earnings were partly offset by a non-cash after-tax loss of $26.4 million, or $0.07 per diluted share, on the other-than-temporary impairment ("OTTI") of certain investment securities, and by acquisition-related costs of $5.5 million, or $0.01 per diluted share, relating to the AmTrust transaction. Excluding the various gains and charges from the Company’s fourth quarter 2009 GAAP earnings, the Company generated operating earnings of $97.7 million, or $0.26 per diluted share, in the fourth quarter of 2009. (2)

In the third quarter of 2010, the Company’s GAAP and operating earnings were $135.6 million and $134.4 million, both of which were equivalent to $0.31 per diluted share. The nominal difference between the Company’s third quarter 2010 GAAP and operating earnings was the net effect of a $2.4 million gain on debt repurchase and after-tax acquisition-related costs of $1.3 million. (2)

Net Interest Income

The Company generated net interest income of $305.0 million in the current fourth quarter, representing a $50.5 million, or 19.9%, increase from the year-earlier level and an $18.8 million, or 6.6%, increase from the level recorded in the third quarter of 2010.

Year-Over-Year Comparison

While interest income rose $50.9 million, or 11.8%, year-over-year to $480.8 million in the current fourth quarter, interest expense rose a nominal $400,000 to $175.8 million during that time.

The Company’s interest income growth was due to a $3.2 billion rise in the average balance of interest-earning assets to $33.9 billion, together with a seven-basis point rise in the average yield to 5.67%. In addition, prepayment penalty income rose to $15.2 million in the current fourth quarter from $2.0 million in the year-earlier three months.

In addition to the full-year benefit of the AmTrust transaction, the higher average balance of interest-earning assets reflects the benefit of the Desert Hills transaction in the first quarter and the organic production of loans for portfolio. Notably, the average balance of loans rose $4.4 billion year-over-year, to $29.1 billion, and the average yield on these assets rose 14 basis points to 5.89%. The increase in the average yield on loans partly reflects the benefit of the increase in prepayment penalty income during the three months ended December 31, 2010. The resultant increase in the interest income from loans was tempered by a decline in the interest income from securities and money market investments, as the average balance of such assets declined $1.2 billion and the average yield fell 70 basis points.

The Company's ability to maintain its fourth quarter 2010 interest expense at the year-earlier level largely reflects a reduction in the cost of its interest-bearing deposits, together with a reduction in the average balance of borrowed funds. Although the average balance of interest-bearing deposits rose $4.3 billion year-over-year, to $20.0 billion, the average cost of such funds fell 25 basis points to 0.91%. During this time, the average balance of borrowed funds declined by $626.3 million, largely offsetting the impact of a 20-basis point rise in the average cost of such funds to 3.92%.

Linked-Quarter Comparison

The linked-quarter increase in net interest income was fueled by a $13.4 million rise in interest income together with a $5.4 million decline in interest expense.

Although the average balance of interest-earning assets declined by $311.5 million linked-quarter, the average yield rose 21 basis points during this time. The higher yield was largely driven by an $11.2 million linked-quarter increase in prepayment penalty income, which contributed to a 24-basis point increase in the average yield on loans. While the average balance of loans rose $94.5 million from the trailing-quarter level, the average balance of securities fell $405.9 million during the same time.

The linked-quarter reduction in interest expense was the result of a $528.4 million decrease in the average balance of interest-bearing liabilities and a three-basis point decrease in the average cost of funds. Although the average cost of borrowed funds rose five basis points linked-quarter, the impact was offset by a reduction in the average balance of such funds. In addition, the average balance and cost of interest-bearing deposits each declined over the three-month period.

Interest Rate Spread and Net Interest Margin

In the fourth quarter of 2010, the Company’s interest rate spread and net interest margin benefited from the same factors that resulted in the year-over-year and linked-quarter increases in net interest income. At 3.57%, the Company's fourth quarter 2010 spread was 33 basis points wider than the year-earlier measure and 24 basis points wider than the measure recorded in the third quarter of 2010. Similarly, the Company's margin rose to 3.61% in the current fourth quarter, reflecting a 28-basis point increase from the year-earlier margin and a 25-basis increase from the margin recorded in the trailing three-month period.

Prepayment penalty income added 18 basis points to the Company's spread and margin in the current fourth quarter, in contrast to two basis points in the year-earlier quarter and five basis points in the third quarter of 2010.

Provisions for Loan Losses

In the fourth quarter of 2010, the Company recorded two loan loss provisions: a provision for losses on non-covered loans and a provision for losses on covered loans.

The provision for losses on non-covered loans is based on management’s assessment of the adequacy of the allowance for losses on non-covered loans which, in turn, is based on its evaluation of inherent losses in the non-covered loan portfolio in accordance with GAAP. This evaluation considers several factors, including the current and historical performance of the non-covered loan portfolio; its inherent risk characteristics; the level of non-performing non-covered loans and charge-offs; delinquency levels and trends; local economic and market conditions; declines in real estate values; and the levels of unemployment and vacancy rates.

The provision for losses on non-covered loans was $17.0 million in the current fourth quarter, representing a year-over-year reduction of $13.0 million and a linked-quarter reduction of $15.0 million. The fourth quarter 2010 provision exceeded the quarter's net charge-offs by $3.1 million, thus increasing the allowance for losses on non-covered loans to $158.9 million at December 31, 2010. The latter amount was equivalent to 25.5% of non-performing loans and 0.61% of total loans at that date.

The provision for losses on covered loans equaled $11.9 million in the current fourth quarter. Recorded due to a decrease in the estimated present value of cash flows from covered loans at the end of December, as previously discussed, the provision was partially offset by an $11.3 million increase in the FDIC indemnification asset to reflect the increase in expected reimbursements from the FDIC. The increase is recorded in non-interest income for the fourth quarter of 2010.

Non-Interest Income

The Company has four ongoing sources of non-interest income: fee income; income from bank-owned life insurance (“BOLI”); mortgage banking income generated by the mortgage banking operation we acquired in the AmTrust transaction; and other income. Non-interest income from these ongoing sources totaled $69.5 million in the current fourth quarter, as compared to $34.3 million in the year-earlier fourth quarter and $104.7 million in the third quarter of 2010.

Mortgage banking income represented $40.4 million of the fourth quarter 2010 total, as compared to $12.1 million in the year-earlier quarter and $76.5 million in the trailing three months. Of the mortgage banking income recorded in the current fourth quarter, income from mortgage originations accounted for $36.9 million and servicing income accounted for $3.5 million. In the trailing quarter, income from mortgage originations and servicing income totaled $58.9 million and $17.6 million, respectively. The linked-quarter decline in servicing income was due to the expiration of an agreement to sub-service the mortgage servicing rights the FDIC had acquired in the AmTrust transaction, whereas the decline in income from originations reflects a seasonal decline in loan demand and a rise in market interest rates.

In the fourth quarter of 2010, the Company's non-interest income was increased by FDIC indemnification income of $11.3 million, as previously noted, and by a $22.4 million net gain on the sale of securities that were previously recorded as other-than-temporarily impaired. Reflecting the addition of these items, non-interest income totaled $103.3 million in the three months ended December 31, 2010.

In the fourth quarter of 2009, the Company's non-interest income was increased by a $139.6 million gain on the AmTrust acquisition and by a $4.3 million gain on debt repurchase, which exceeded the impact of a $43.5 million OTTI loss on securities. As a result, non-interest income totaled $138.1 million in the three months ended December 31, 2009.

In the third quarter of 2010, non-interest income was increased by a $2.4 million gain on debt repurchase and totaled $107.1 million.

Non-Interest Expense

Non-interest expense consists of operating expenses (comprised of compensation and benefits, occupancy and equipment, and general and administrative, or G&A, expenses); and the amortization of core deposit intangibles ("CDI").

In the fourth quarter of 2010, non-interest expense totaled $148.3 million, representing a year-over-year increase of $34.0 million. Operating expenses accounted for $140.6 million of the fourth quarter 2010 total, representing a $32.5 million increase from the year-earlier level, which was partly attributable to acquisition-related costs of $6.3 million. The increase in operating expenses largely reflects the full-year impact of the AmTrust transaction, which added 66 branches to the Company's franchise at the time of acquisition, and significantly expanded the Company's branch and back-office staff. To a lesser extent, the increase reflects the impact of the Desert Hills transaction, which modestly increased the Company's franchise and staff on March 26, 2010.

As a result of these factors, compensation and benefits expense rose $16.2 million year-over-year to $67.3 million in the current fourth quarter, while occupancy and equipment expense rose $2.9 million to $22.3 million, and G&A expense rose $13.5 million to $51.1 million. Although the increase in fourth quarter 2010 G&A expense largely reflects expenses stemming from the Company's expansion, including the aforementioned acquisition-related costs, it also includes an increase in expenses incurred in connection with the acquisition and management of foreclosed properties.

On a linked-quarter basis, operating expenses declined by $2.6 million, primarily the net effect of a $5.6 million reduction in compensation and benefits expense and a $2.7 million increase in G&A expense. Included in G&A expense in the trailing quarter were acquisition-related costs of $2.1 million.

Income Tax Expense

Income tax expense totaled $81.2 million in the current fourth quarter, representing a linked-quarter increase of $6.6 million and a year-over-year decrease of $12.1 million. Pre-tax income rose $20.8 million to $231.0 million on a linked-quarter basis, while the effective tax rate, at 35.1%, was largely consistent with the trailing quarter's 35.5%.

In the fourth quarter of 2009, the Company recorded pre-tax income of $248.2 million, and the effective tax rate was 37.6%. The difference between the effective tax rate in the fourth quarter of 2010 and the fourth quarter of 2009 primarily reflects the impact of the gain on acquisition recorded in the earlier fourth quarter in connection with the AmTrust transaction on December 4, 2009.

About New York Community Bancorp, Inc.

With assets of $41.2 billion at December 31, 2010, New York Community Bancorp, Inc. is the 22nd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 242 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

The Company will host a conference call on January 26, 2011 at 9:30 a.m. (ET) to discuss its performance and strategies in the three and twelve months ended December 31, 2010. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 4Q10NYCB. A replay will be available approximately two hours following completion of the call through midnight on January 31st, and may be accessed by calling 800-695-2122 (domestic) or 402-530-9027 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting ir.myNYCB.com. The webcast will be archived through 5:00 p.m. on February 23, 2011.

Earnings Release Dates in 2011

The Company has established the following tentative dates for the issuance of its first, second, and third quarter earnings releases in 2011: 1st Quarter - Tuesday, April 19, 2011; 2nd Quarter - Thursday, July 21, 2011; 3rd Quarter - Wednesday, October 19, 2011. Earnings release dates and conference call details will be announced, and posted to the Company’s web site, during the last week of March, June, and September 2011.

Forward-Looking Statements

This earnings release and the associated conference call include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of our strategic actions; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which may change over time. Additionally, forward-looking statements speak only as of the date they are made, and we do not assume any duty, nor do we undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements. In addition, our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and to realize related revenue synergies and cost savings within expected time frames; our use of derivatives to mitigate our interest rate exposure; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2009 and our Forms 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, including in the Risk Factors section of those and our other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, our conference call, our investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	December 31,	December 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$1,927,542	$2,670,857
Securities:
Available-for-sale	652,956	1,518,646
Held-to-maturity	4,135,935	4,223,597
Total securities	4,788,891	5,742,243
Loans held for sale	1,207,077	--
Non-covered mortgage loans held for investment:
Multi-family	16,801,868	16,735,684
Commercial real estate	5,438,270	4,987,410
Acquisition, development, and construction	569,193	665,912
One-to-four family	170,392	216,078
Total non-covered mortgage loans held for investment	22,979,723	22,605,084
Non-covered other loans held for investment	727,771	771,515
Total non-covered loans held for investment	23,707,494	23,376,599
Less: Allowance for losses on non-covered loans	(158,942)	(127,491)
Non-covered loans held for investment, net	23,548,552	23,249,108
Covered loans (includes $351,322 of loans held for sale at December 31, 2009)	4,297,869	5,016,100
Less: Allowance for losses on covered loans	(11,903)	--
Covered loans, net	4,285,966	5,016,100
Total loans, net	29,041,595	28,265,208
Federal Home Loan Bank stock, at cost	446,014	496,742
Premises and equipment, net	233,694	205,165
FDIC loss share receivable	814,088	743,276
Goodwill	2,436,159	2,436,401
Core deposit intangibles, net	77,734	105,764
Other assets (includes $62,412 of other real estate owned ("OREO") covered by FDIC loss sharing agreements at December 31, 2010)	1,424,972	1,488,213
Total assets	$41,190,689	$42,153,869

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,235,825	$7,706,288
Savings accounts	3,885,785	3,788,294
Certificates of deposit	7,835,161	9,053,891
Non-interest-bearing accounts	1,852,280	1,767,938
Total deposits	21,809,051	22,316,411
Borrowed funds:
Wholesale borrowings	12,500,659	13,080,769
Junior subordinated debentures	426,992	427,371
Other borrowings	608,465	656,546
Total borrowed funds	13,536,116	14,164,686
Other liabilities	319,302	305,870
Total liabilities	35,664,469	36,786,967
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 435,646,845 and 433,197,332 shares issued and outstanding, respectively)	4,356	4,332
Paid-in capital in excess of par	5,285,715	5,238,231
Retained earnings	281,844	175,193
Unallocated common stock held by Employee Stock Ownership Plan ("ESOP")	--	(951)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	12,600	(457)
Net unrealized loss on the non-credit portion of other-than-temporary impairment (“OTTI”) losses and securities transferred from available for sale to held to maturity, net of tax	(20,572)	(9,744)
Pension and post-retirement obligations, net of tax	(37,723)	(39,702)
Total accumulated other comprehensive loss, net of tax	(45,695)	(49,903)
Total stockholders’ equity	5,526,220	5,366,902
Total liabilities and stockholders’ equity	$41,190,689	$42,153,869

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009
Interest Income:
Mortgage and other loans	$428,850	$410,178	$355,124	$1,669,871	$1,325,601
Securities and money market investments	51,949	57,252	74,750	243,923	309,011
Total interest income	480,799	467,430	429,874	1,913,794	1,634,612

Interest Expense:
NOW and money market accounts	11,605	12,542	11,531	56,991	33,788
Savings accounts	4,464	4,824	4,391	20,833	15,859
Certificates of deposit	29,989	33,847	30,346	138,716	163,168
Borrowed funds	129,751	130,029	129,141	517,291	516,472
Total interest expense	175,809	181,242	175,409	733,831	729,287
Net interest income	304,990	286,188	254,465	1,179,963	905,325
Provision for losses on non-covered loans	17,000	32,000	30,000	91,000	63,000
Provision for losses on covered loans	11,903	--	--	11,903	--
Net interest income after provisions for loan losses	276,087	254,188	224,465	1,077,060	842,325

Non-Interest Income:
Fee income	13,128	13,403	11,819	54,584	40,074
Bank-owned life insurance	7,047	6,792	6,924	28,015	27,406
Net gain on sales of securities	22,438	--	338	22,430	338
Gain on business acquisitions	--	--	139,607	2,883	139,607
FDIC indemnification income	11,308	--	--	11,308	--
Mortgage banking income	40,386	76,465	12,129	183,883	12,129
Other income (loss)	8,953	10,443	(32,715)	34,820	(61,915)
Total non-interest income	103,260	107,103	138,102	337,923	157,639

Non-Interest Expense:
Operating expenses:
Compensation and benefits	67,293	72,874	51,132	274,864	184,692
Occupancy and equipment	22,271	22,019	19,381	88,070	73,724
General and administrative	51,068	48,378	37,585	183,312	125,587
Total operating expenses	140,632	143,271	108,098	546,246	384,003
Amortization of core deposit intangibles	7,673	7,818	6,237	31,266	22,812
Total non-interest expense	148,305	151,089	114,335	577,512	406,815
Income before income taxes	231,042	210,202	248,232	837,471	593,149
Income tax expense	81,210	74,593	93,296	296,454	194,503
Net Income	$149,832	$135,609	$154,936	$541,017	$398,646

Basic earnings per share	$0.34	$0.31	$0.41	$1.24	$1.13
Diluted earnings per share	$0.34	$0.31	$0.41	$1.24	$1.13

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATIONS OF GAAP AND OPERATING EARNINGS (unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business.  Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Nor should operating revenues be considered in isolation or as a substitute for total revenues or any other data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings and our operating revenues may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended December 31, 2010, September 30, 2010, and December 31, 2009 and for the twelve months ended December 31, 2010 and 2009 follow:

				For the
	For the Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2010	2010	2009	2010	2009
GAAP Earnings	$149,832	$135,609	$154,936	$541,017	$398,646
Adjustments to GAAP earnings:
Gain on sales of securities	(22,438)	--	--	(22,438)	--
Gain on debt repurchases/exchange	--	(2,441)	(4,337)	(2,441)	(10,054)
Acquisition-related costs	6,317	2,090	7,530	11,545	7,530
Gain on business acquisitions	--	--	(139,607)	(2,883)	(139,607)
Loss on OTTI of securities	--	--	43,530	--	96,533
FDIC special assessment	--	--	--	--	14,753
Gain on termination of servicing hedge	--	--	(3,078)	--	(3,078)
Resolution of tax audits	--	--	--	--	(14,337)
Income tax effect	6,422	(838)	38,741	5,570	14,264
Operating earnings	$140,133	$134,420	$97,715	$530,370	$364,650

Diluted GAAP Earnings per Share	$0.34	$0.31	$0.41	$1.24	$1.13
Adjustments to diluted GAAP earnings per share:
Gain on sales of securities	(0.03)	--	--	(0.03)	--
Gain on debt repurchases/exchange	--	--	(0.01)	(0.01)	(0.02)
Acquisition-related costs	0.01	--	0.01	0.02	0.01
Gain on business acquisitions	--	--	(0.22)	(0.01)	(0.24)
Loss on OTTI of securities	--	--	0.07	--	0.16
FDIC special assessment	--	--	--	--	0.03
Gain on termination of servicing hedge	--	--	--	--	--
Resolution of tax audits	--	--	--	--	(0.04)
Diluted operating earnings per share	$0.32	$0.31	$0.26	$1.21	$1.03

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATION OF GAAP AND CASH EARNINGS (unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that they are important because of their contribution to tangible stockholders’ equity.  (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear on the following page.)  We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity.  For this reason, we believe that cash earnings are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP.  Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended December 31, 2010, September 30, 2010, and December 31, 2009 and for the twelve months ended December 31, 2010 and 2009 follow:

				For the
	For the Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(in thousands, except per share data)	2010	2010	2009	2010	2009
GAAP Earnings	$149,832	$135,609	$154,936	$541,017	$398,646
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	3,880	3,821	3,355	15,764	13,252
Associated tax effects	815	431	216	2,349	4,010
Dividends on unallocated ESOP shares	74	75	158	299	631
Amortization of core deposit intangibles	7,673	7,818	6,237	31,266	22,812
Gain on debt exchange	--	--	--	--	(3,381)
Loss on OTTI of securities	--	--	26,441	--	58,513
Total additional contributions to tangible stockholders’ equity (1)	12,442	12,145	36,407	49,678	95,837
Cash earnings	$162,274	$147,754	$191,343	$590,695	$494,483

Diluted GAAP Earnings per Share	$0.34	$0.31	$0.45	$1.24	$1.13
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01	0.04	0.04
Associated tax effects	--	--	--	0.01	0.02
Dividends on unallocated ESOP shares	--	--	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02	0.07	0.07
Gain on debt exchange	--	--	--	--	(0.01)
Loss on OTTI of securities	--	--	0.03	--	0.16
Total additional contributions to diluted GAAP earnings per share	0.03	0.03	0.06	0.12	0.28
Diluted cash earnings per share	$0.37	$0.34	$0.51	$1.36	$1.41

Cash Earnings Data:
Cash return on average assets	1.58%	1.43%	2.14%	1.41%	1.49%
Cash return on average tangible assets (1)	1.68	1.52	2.31	1.50	1.61
Cash return on average stockholders’ equity	11.75	11.05	16.65	10.95	11.53
Cash return on average tangible stockholders’ equity (1)	21.61	20.94	36.81	20.64	27.89
Cash efficiency ratio (2)	33.50	35.46	24.02	34.95	32.13
(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear on the following page.
(2)	We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC. RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY, TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES (unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in their analysis of our performance.  We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP.  Moreover, the manner in which we calculate our tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended December 31, 2010, September  30, 2010, and December 31, 2009 and the twelve months ended December 31, 2010 and 2009 follow:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009
(in thousands)
Total Stockholders’ Equity	$5,526,220	$5,495,298	$5,366,902	$5,526,220	$5,366,902
Less: Goodwill	(2,436,159)	(2,436,325)	(2,436,401)	(2,436,159)	(2,436,401)
Core deposit intangibles	(77,734)	(85,407)	(105,764)	(77,734)	(105,764)
Tangible stockholders’ equity	$3,012,327	$2,973,566	$2,824,737	$3,012,327	$2,824,737

Total Assets	$41,190,689	$41,706,438	$42,153,869	$41,190,689	$42,153,869
Less: Goodwill	(2,436,159)	(2,436,325)	(2,436,401)	(2,436,159)	(2,436,401)
Core deposit intangibles	(77,734)	(85,407)	(105,764)	(77,734)	(105,764)
Tangible assets	$38,676,796	$39,184,706	$39,611,704	$38,676,796	$39,611,704

Tangible Stockholders’ Equity	$3,012,327	$2,973,566	$2,824,737	$3,012,327	$2,824,737
Add back: Accumulated other comprehensive loss, net of tax	45,695	35,611	49,903	45,695	49,903
Adjusted tangible stockholders’ equity	$3,058,022	$3,009,177	$2,874,640	$3,058,022	$2,874,640

Tangible Assets	$38,676,796	$39,184,706	$39,611,704	$38,676,796	$39,611,704
Add back: Accumulated other comprehensive loss, net of tax	45,695	35,611	49,903	45,695	49,903
Adjusted tangible assets	$38,722,491	$39,220,317	$39,661,607	$38,722,491	$39,661,607

Average Stockholders’ Equity	$5,522,942	$5,349,356	$4,597,470	$5,392,305	$4,290,025
Less: Average goodwill and core deposit intangibles	(2,519,028)	(2,526,878)	(2,518,149)	(2,529,993)	(2,516,993)
Average tangible stockholders’ equity	$3,003,914	$2,822,478	$2,079,321	$2,862,312	$1,773,032

Average Assets	$41,047,792	$41,399,339	$35,716,019	$41,843,613	$33,284,289
Less: Average goodwill and core deposit intangibles	(2,519,028)	(2,526,878)	(2,518,149)	(2,529,993)	(2,516,993)
Average tangible assets	$38,528,764	$38,872,461	$33,197,870	$39,313,620	$30,767,296

Net Income	$149,832	$135,609	$154,936	$541,017	$398,646
Add back: Amortization of core deposit intangibles, net of tax	4,681	4,769	3,804	19,073	22,812
Adjusted net income	$154,513	$140,378	$158,740	$560,090	$421,458

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended December 31,
2010	2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$29,093,967	$428,850	5.89%	$24,705,898	$355,124	5.75%
Securities and money market investments	4,806,688	51,949	4.32	5,958,918	74,750	5.02
Total interest-earning assets	33,900,655	480,799	5.67	30,664,816	429,874	5.60
Non-interest-earning assets	7,147,137	5,051,203
Total assets	$41,047,792	$35,716,019
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,209,423	$11,605	0.56%	$5,928,202	$11,531	0.77%
Savings accounts	3,892,312	4,464	0.46	3,198,211	4,391	0.54
Certificates of deposit	7,934,080	29,989	1.50	6,645,878	30,346	1.81
Total interest-bearing deposits	20,035,815	46,058	0.91	15,772,291	46,268	1.16
Borrowed funds	13,144,827	129,751	3.92	13,771,132	129,141	3.72
Total interest-bearing liabilities	33,180,642	175,809	2.10	29,543,423	175,409	2.36
Non-interest-bearing deposits	1,963,577	1,394,761
Other liabilities	380,631	180,365
Total liabilities	35,524,850	31,118,549
Stockholders’ equity	5,522,942	4,597,470
Total liabilities and stockholders’ equity	$41,047,792	$35,716,019
Net interest income/interest rate spread	$304,990	3.57%	$254,465	3.24%
Net interest margin	3.61%	3.33%
Ratio of interest-earning assets to interest-bearing liabilities	1.02	x	1.04	x

Core deposits (1)	$14,065,312	$16,069	0.45%	$10,521,174	$15,922	0.60%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
December 31, 2010	September 30, 2010
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$29,093,967	$428,850	5.89%	$28,999,495	$410,178	5.65%
Securities and money market investments	4,806,688	51,949	4.32	5,212,610	57,252	4.39
Total interest-earning assets	33,900,655	480,799	5.67	34,212,105	467,430	5.46
Non-interest-earning assets	7,147,137	7,187,234
Total assets	$41,047,792	$41,399,339
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,209,423	$11,605	0.56%	$8,045,495	$12,542	0.62%
Savings accounts	3,892,312	4,464	0.46	3,900,662	4,824	0.49
Certificates of deposit	7,934,080	29,989	1.50	8,406,674	33,847	1.60
Total interest-bearing deposits	20,035,815	46,058	0.91	20,352,831	51,213	1.00
Borrowed funds	13,144,827	129,751	3.92	13,356,185	130,029	3.87
Total interest-bearing liabilities	33,180,642	175,809	2.10	33,709,016	181,242	2.13
Non-interest-bearing deposits	1,963,577	1,818,911
Other liabilities	380,631	522,056
Total liabilities	35,524,850	36,049,983
Stockholders’ equity	5,522,942	5,349,356
Total liabilities and stockholders’ equity	$41,047,792	$41,399,339
Net interest income/interest rate spread	$304,990	3.57%	$286,188	3.33%
Net interest margin	3.61%	3.36%
Ratio of interest-earning assets to interest-bearing liabilities	1.02	x	1.01	x

Core deposits (1)	$14,065,312	$16,069	0.45%	$13,765,068	$17,366	0.50%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Twelve Months Ended December 31,
2010	2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$28,735,155	$1,669,871	5.81%	$22,996,752	$1,325,601	5.76%
Securities and money market investments	5,437,610	243,923	4.49	6,046,016	309,011	5.11
Total interest-earning assets	34,172,765	1,913,794	5.60	29,042,768	1,634,612	5.63
Non-interest-earning assets	7,670,848	4,241,521
Total assets	$41,843,613	$33,284,289
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,210,197	$56,991	0.69%	$4,481,377	$33,788	0.75%
Savings accounts	3,883,327	20,833	0.54	2,829,237	15,859	0.56
Certificates of deposit	8,575,238	138,716	1.62	6,296,344	163,168	2.59
Total interest-bearing deposits	20,668,762	216,540	1.05	13,606,958	212,815	1.56
Borrowed funds	13,535,790	517,291	3.82	13,943,594	516,472	3.70
Total interest-bearing liabilities	34,204,552	733,831	2.15	27,550,552	729,287	2.65
Non-interest-bearing deposits	1,816,384	1,221,709
Other liabilities	430,372	222,003
Total liabilities	36,451,308	28,994,264
Stockholders’ equity	5,392,305	4,290,025
Total liabilities and stockholders’ equity	$41,843,613	$33,284,289
Net interest income/interest rate spread	$1,179,963	3.45%	$905,325	2.98%
Net interest margin	3.45%	3.12%
Ratio of interest-earning assets to interest-bearing liabilities	1.00	x	1.05	x

Core deposits (1)	$13,909,908	$77,824	0.56%	$8,532,323	$49,647	0.58%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)
				For the Twelve Months
	For the Three Months Ended			Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009
GAAP EARNINGS DATA:
Net income	$149,832	$135,609	$154,936	$541,017	$398,646
Basic earnings per share	0.34	0.31	0.41	1.24	1.13
Diluted earnings per share	0.34	0.31	0.41	1.24	1.13
Return on average assets	1.46%	1.31%	1.74%	1.29%	1.20%
Return on average tangible assets (1)	1.60	1.44	1.91	1.42	1.34
Return on average stockholders’ equity	10.85	10.14	13.48	10.03	9.29
Return on average tangible stockholders’ equity (1)	20.57	19.89	30.54	19.57	23.27
Efficiency ratio (2)	34.45	36.43	27.54	35.99	36.13
Operating expenses to average assets	1.37	1.38	1.21	1.31	1.15
Interest rate spread	3.57	3.33	3.24	3.45	2.98
Net interest margin	3.61	3.36	3.33	3.45	3.12
Shares used for basic EPS computation	434,398,158	434,375,863	374,178,949	433,740,639	351,869,427
Shares used for diluted EPS computation	435,061,383	434,843,872	374,256,016	434,186,499	351,939,053

OPERATING EARNINGS DATA: (3)
Operating earnings	$140,133	$134,420	$97,715	$530,370	$364,650
Basic operating earnings per share	0.32	0.31	0.26	1.22	1.03
Diluted operating earnings per share	0.32	0.31	0.26	1.21	1.03
Return on average assets	1.37%	1.30%	1.09%	1.27%	1.10%
Return on average tangible assets (1)	1.50	1.43	1.22	1.40	1.23
Return on average stockholders’ equity	10.15	10.05	8.50	9.84	8.50
Return on average tangible stockholders’ equity (1)	19.28	19.73	19.53	19.20	21.35
Operating efficiency ratio (2)	34.81	36.12	35.60	35.88	36.16
(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.
(2)

We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.

(3)	Please see the reconciliations of GAAP and operating earnings earlier in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2009
BALANCE SHEET DATA:
Book value per share	$12.69	$12.62	$12.40
Tangible book value per share (1)	6.91	6.83	6.53
Stockholders’ equity to total assets	13.42%	13.18%	12.73%
Tangible stockholders’ equity to tangible assets (1)	7.79	7.59	7.13
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.90	7.67	7.25
Shares used for book value and tangible book value per share computations (1)	435,646,845	435,511,306	432,898,084
Total shares issued and outstanding	435,646,845	435,586,117	433,197,332

ASSET QUALITY RATIOS:
Non-performing loans to total loans	2.23%	2.35%	2.04%
Non-performing assets to total assets	1.58	1.63	1.41
Allowance for loan losses to non-performing loans (2)	25.45	23.62	22.05
Allowance for loan losses to total loans	0.61	0.56	0.45
Net charge-offs during the period to average loans outstanding during the period	0.05	0.06	0.04
Net charge-offs during the period to the average allowance for loan losses during the period	8.91	11.87	8.58
(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.
(2)	Excludes covered loans.

Footnotes to the Text

(1)	Please see the reconciliations of our GAAP and operating earnings that appear elsewhere in this release.

(2)	Please see the reconciliations of our GAAP and cash earnings that appear elsewhere in this release.

(3)	Please see the reconciliations of our stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear elsewhere in this release.

(4)

We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director,
Investor Relations & Corp. Communications